Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARVANA CO.
(a Delaware corporation)
* * * *
Adopted in accordance with the provisions of §242 of the
General Corporation Law of the State of Delaware
* * * *
Paul Breaux, being the Vice President, General Counsel and Secretary of Carvana Co., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on April 27, 2017.

SECOND: Article Four of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and replaced to read in its entirety as follows:

“ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 3,175,000,000 shares, consisting of:

1. 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”);

2. 2,500,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and

3. 625,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Effective at 9:30 a.m. Eastern Time on May 7, 2026 (the “Effective Time”), (i) every one (1) share of Class A Common Stock issued as of immediately prior to the Effective Time shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into five (5) validly issued, fully-paid and nonassessable shares of Class A Common Stock outstanding and (ii) every one (1) share of Class B Common Stock issued as of immediately prior to the Effective Time shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into five (5) validly issued, fully-paid and nonassessable shares of Class B Common Stock outstanding (the “Forward Stock Split”). Each certificate that represented shares of Class A Common Stock or Class B Common Stock as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A Common Stock or Class B Common Stock, as applicable, represented by such certificate after adjusting for the effectiveness of the Forward Stock Split.”

Exhibit 3.1
THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed by a duly authorized officer of the Corporation on this 5th day of May 2026.

CARVANA CO.
By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	Vice President, General Counsel and Secretary

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